Exhibit 10.35

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Employment Agreement”) is made this 9th day of May 2007, effective April 5, 2007 (the “Effective Date”), by and between VICORP Restaurants, Inc., a Colorado corporation (the “Company”), and Kenneth Keymer (“Executive”).

WHEREAS, the Company and its subsidiaries are engaged in the business of (i) operating and managing family dining restaurants and enterprises and (ii) conducting such other activities as are undertaken from time to time by the Company, VI Acquisition Corp., a Delaware corporation (the “Parent”), and each of their subsidiaries as a result of future acquisitions, or otherwise (collectively, the “Business”);

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company as its Chief Executive Officer; and

WHEREAS, the Company and Executive desire to enter into this Employment Agreement to evidence the terms and conditions of such employment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises in this Employment Agreement, the parties agree as follows:

1.             Employment.  The Company hereby agrees to employ Executive as its Chief Executive Officer (“CEO”), and Executive hereby agrees to accept such employment and agrees to act as CEO of the Company, all in accordance with the terms and conditions of this Employment Agreement.  In addition to the foregoing, the Company agrees that for so long as Executive continues to be the CEO, he shall remain a member of the Company’s Board of Directors (the “Board”).  Executive hereby represents and warrants that neither Executive’s entry into this Employment Agreement nor Executive’s performance of Executive’s obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation of any nature to which Executive is a party or by which Executive is bound, including, without limitation, any development agreement, non-competition agreement, non-solicitation agreement, or confidentiality agreement entered into by Executive.

2.             Term of Employment and Automatic Renewal.  The term of Executive’s employment under this Employment Agreement will commence on the date of this Employment Agreement and will continue until the third (3rd) anniversary of the date of this Employment Agreement (the “Initial Employment Period”).  The Initial Employment Period and any renewal employment period (as defined herein) shall automatically be renewed and extended on the same terms and conditions contained herein for consecutive one-year periods (each, a “Renewal Employment Period”), unless not later than sixty (60) days prior to the end of the Initial Employment Period or any Renewal Employment Period, as the case may be, either party shall give written notice to the other party of its election to terminate this Employment Agreement.  The Initial Employment Period and the Renewal Employment Periods are hereinafter referred to as the “Employment Period.”  Notwithstanding anything to the contrary contained herein, the Employment Period is subject to earlier termination pursuant to Section 11 below.

3.             Position and Responsibilities.  Executive shall report to and be subject to the direction of the Board.  Executive shall perform and discharge such duties and responsibilities for the Company as the Board may from time to time reasonably assign Executive.  Executive understands and acknowledges that such duties shall be subject to revision and modification from time to time by the Board.  During the Employment Period, Executive shall devote Executive’s full business time, attention, skill and efforts to the faithful performance of Executive’s duties herein, and shall perform the duties and carry out the responsibilities assigned to Executive in a diligent, trustworthy and businesslike manner for the purpose of advancing the Company.  Executive acknowledges that Executive’s duties and responsibilities will require Executive’s full-time business efforts and agrees that during the Employment Period Executive will not engage in any outside business activities that conflict with his obligations under this Employment Agreement, provided, however, that the Executive may serve on the board of directors of one other organization or entity with the consent of the Board, which consent shall not be unreasonably withheld.

4.             Compensation.

(a)           Base Salary. During the Employment Period, the Company shall pay to Executive a base salary at the rate of $462,500 per year (the “Base Salary”), payable at the Company’s regular employee payroll intervals.  Executive’s performance shall be reviewed annually and the Base Salary may be increased at the Company’s sole discretion.  The Base Salary and all other compensation paid to the Executive hereunder shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with or consent of Executive.

(b)           Discretionary Bonus.  During the Employment Period, Executive shall be eligible to earn an annual bonus equal to up to fifty (50%) of his Base Salary upon the attainment of certain performance objectives to be set by, and in the sole discretion of, the Board or by the Compensation Committee of the Board.  Bonus amounts in excess of fifty percent (50%) of Executive’s Base Salary may be paid to the Executive if the annual performance goals for a particular year are exceeded, as determined in the sole discretion of the Board.

(c)           Appreciation Rights.  Upon a Sale of the Company, Executive shall be entitled to a payment (the “Appreciation Payment”) in an amount equal to a specified percentage of the Appreciation Amount (as hereinafter defined).  Executive shall vest in the Appreciation Payment ratably over five (5) years, with the initial twenty percent (20%) vesting on the one year anniversary of the date of this Employment Agreement and the remaining eighty percent (80%) vesting in equal installments on each of the next four anniversary dates thereafter, so long as Executive continues to be employed by the Company on each such anniversary date; provided, however, that upon a Sale of the Company while Executive is employed by the Company, the Appreciation Payment shall become one hundred percent (100%) vested.  For purposes of this Agreement, “Sale of the Company” shall have the meaning ascribed to it under the Management Agreement previously executed by and between Executive and the Parent dated September 1, 2005 (the “Management Agreement”) or, if such meaning does not satisfy the definition of “change in control event” as set forth under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or the guidance and regulations promulgated thereunder, the meaning ascribed to it under Code Section 409A.

The “Appreciation Amount” shall be equal to the excess, if any, of (i) the Net Equity Value over (ii) Seventy Million Five Hundred Thousand Dollars ($70,500,000), plus all amounts, if any, paid to the Company for equity issued after the Effective Date.  In the event of a Sale of the Company while Executive continues to be employed by the Company, the “Net Equity Value” shall be equal to the proceeds, incorporating any working capital adjustments, to be paid to the Parent or its shareholders in connection with the closing of the Sale of the Company, plus cash on-hand, net of (i) the Appreciation Payment, (ii) Indebtedness, and (iii) transaction fees and other costs associated with the sale.  If Executive’s employment is terminated prior to a Sale of the Company, all vesting of the Appreciation Payment shall cease and the value of the Appreciation Amount shall be fixed as of the date Executive’s employment terminates.  In such instance, the “Net Equity Value” shall be determined as of the last day of the fiscal period immediately proceeding the fiscal period in which Executive’s employment terminates and shall be equal to the amount obtained under the following formula: 1) six times 2) the Parent’s adjusted trailing fiscal thirteen period earnings before interest, taxes, depreciation and amortization, consistent with the calculation of this metric used by the Company internally (including a run-rate for new stores at 50%), as determined in accordance with GAAP, however, deducting cash rental payments associated with leases that are currently treated as deemed landlord financing liabilities, plus 3) cash on-hand, net of (i) the Appreciation Payment, and (ii) Indebtedness,  plus or minus any appropriate working capital adjustments to be determined by the Board in good faith.

For purposes of this Agreement, “Indebtedness” means all indebtedness of the Company, Parent or their subsidiaries and affiliates for borrowed money, whether current or funded, or secured or unsecured, including without limitation, (a) all indebtedness of the Company, Parent or their subsidiaries and affiliates for the deferred purchase price of property or services represented by a note, earnout or contingent purchase payment, (b) all indebtedness of the Company, Parent or their subsidiaries and affiliates created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company,  Parent or their subsidiaries and affiliates (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of the Company, Parent or their subsidiaries and affiliates  secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (d) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which the Company, Parent or their subsidiaries and affiliates are liable as lessee, however, excluding all amounts recorded as deemed landlord financing liabilities, (e) any liability of the Company, Parent or their subsidiaries and affiliates in respect of banker’s acceptances or in respect of the face amount of letters of credit extended on behalf of the Company, Parent or their subsidiaries and affiliates, (f) any obligations (including, but not limited to, interest, fees, penalties and other expenses) under any interest rate swap agreements or instruments of the Company, Parent or their subsidiaries and affiliates, (g) all interest, fees and other expenses owed with respect to the indebtedness referred to above, and (h) all indebtedness referred to above which is directly or indirectly guaranteed by the Company, Parent or their subsidiaries and affiliates or which the Company, Parent or their subsidiaries and affiliates have agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which they have otherwise assured a creditor against loss.

The specified percentage of the Appreciation Amount Executive shall be entitled to receive (subject to the vesting requirements described above) shall be based upon the total Appreciation Amount pursuant to the following schedule:

Percentage	Appreciation Amount

5%	<$60,000,000
6%	> $60,000,000 but < $70,000,000
7%	> $70,000,000 but < $80,000,000
8%	> $80,000,000 but < $90,000,000
9%	> $90,000,000 but < $100,000,000
10%	> $100,000,000

By way of illustration, assuming the Executive is employed at the time of a Sale of the Company, and the Appreciation Amount is $65,000,000, the total Appreciation Payment shall be equal to $3,900,000 (6% x $65,000,000).  If the Executive’s employment ends prior to a Sale of the Company, Executive is 80% vested in the Appreciation Payment at the time of separation, and the Appreciation Amount at the time of separation is $50,000,000, the total Appreciation Payment shall be equal to $2,000,000 (5% x $50,000,000 x 80%).

Subject to the requirements of Code Section 409A and the limitations of this subparagraph, and regardless of the date Executive’s employment with the Company ceases, the vested Appreciation Payment, if any, shall be paid to Executive (or his estate) at the same time and in the same form of consideration as the purchase price in connection with the closing of the Sale of the Company is paid to the Company or its shareholders, as applicable. If any portion of the purchase price on such sale which is otherwise payable to the Company or its shareholders is subject to an escrow arrangement or other form of holdback, a proportionate share of the Appreciation Payment shall similarly be subject to such escrow or holdback and shall only be paid as and when amounts are subsequently released to the Company or its shareholders, as applicable.  The Appreciation Payment shall further be conditioned upon the Employee’s execution of a release in a form acceptable to the Company.  Notwithstanding anything in this Section 4(c) to the contrary, upon a termination of Executive’s employment by the Company for Due Cause (as hereinafter defined), the Appreciation Payment shall be forfeited in its entirety.

(d)           Stock.  Executive will have the opportunity to enter into an equity purchase agreement (the “Equity Purchase Agreement”) with the Parent pursuant to which Executive may purchase certain shares of common stock and preferred stock of Parent (collectively, the “Executive Stock”), which shares of Executive Stock, if purchased, shall be subject to certain repurchase and other obligations and restrictions set forth in a new management agreement to be executed by and between Executive and Parent (the “New Management Agreement”) and that certain stockholders agreement previously entered into among Parent, the Investors (as defined in the Management Agreement) and certain other shareholders of Parent and as previously entered into by Executive via his execution of a joinder thereto (the “Stockholders Agreement”).

5.             Benefit Plans.  During the Employment Period, Executive will be entitled to receive traditional employee benefits comparable to those provided to other senior executive officers of the Company (subject to any applicable waiting periods, eligibility requirements, or other restrictions), which benefits may include insurance (medical, dental, life, disability), retirement plans, and profit sharing plans.

6.             Expenses.  The Company, in accordance with its policies and practices as in effect from time to time, will pay or reimburse Executive for all expenses reasonably incurred by Executive during the Employment Period in connection with the performance of Executive’s duties under this Employment Agreement, provided that Executive shall provide to the Company paid receipts or other documentation acceptable to the Company and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Internal Code.  In addition, upon the delivery by Executive to the Company of a detailed description of such expenses, the Company agrees to reimburse Executive for the following reasonable relocation expenses actually incurred in connection with the Executive’s relocation to the Denver, Colorado metropolitan area:

(i)            all transfer fees and broker fees incurred in connection with the sale of Executive’s current home in Atlanta, Georgia; and

(ii)           reasonable moving expenses for the belongings of Executive incurred in connection with the Executive’s return to Colorado.

7.             Vacation.  Executive shall be entitled to vacation at the rate of four (4) weeks per year to be accrued and taken in accordance with the Company’s vacation policy as in effect from time to time.

8.             Confidentiality, Inventions and Non-Solicitation Agreement.  On the date hereof, Executive shall execute a confidentiality, inventions and non-solicitation agreement, in the form of Exhibit A attached hereto and made a part hereof (the “Confidentiality, Inventions and Non-Solicitation Agreement”).

9.             Restrictive Covenants.

(a)           Executive’s Acknowledgment.  Executive acknowledges that: (i) Parent and the Company are and will be engaged in the Business during the Employment Period and thereafter; (ii) Parent and the Company are and will be actively engaged in the Business throughout the world; (iii) Executive is one of a limited number of persons who will be developing the Business; (iv) Executive will occupy a position of trust and confidence with the Company after the date of this Employment Agreement and during the Employment Period Executive will continue to become familiar with Parent’s and the Company’s and each of their subsidiaries’ and portfolio companies’ (collectively, the “Group”) trade secrets and with other proprietary and confidential information concerning the Group and its Business (and the other businesses of the Group); (v) the agreements and covenants contained in this Section 9 are essential to protect the Group and the goodwill of its business and are a condition precedent to the Company entering into this Employment Agreement; (vi) Executive’s employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Employment Agreement; and (vii) Executive has means to support

Executive and Executive’s dependents other than by engaging in the Restricted Business (as hereinafter defined), and the provisions of this Section 9 will not impair such ability.

(b)           Restrictions.  Executive will not, during the Restricted Period (as defined below), anywhere in the United States, Canada, and/or any other geographic areas in which the Company and/or any other member of the Group conducts business at any time during the Employment Period (the “Restricted Territory”), participate in the Restricted Business.  For purposes of this Agreement, (i) the term “participate” means to have any direct or indirect interest, whether as an officer, director, employee, partner, member, manager, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; provided, however, that the term “participate” shall not include ownership of less than one percent of a class of stock of a publicly-held corporation which is traded on a national securities exchange or in the over-the-counter market, so long as the Executive does not have any active participation in the business or management of such entity; and (ii) the term “Restricted Business” means any enterprise, business or venture anywhere within the Restricted Territory, which is engaged in or which proposes to engage in the providing of family dining restaurants, or retail or restaurant bakery operations, including but not limited to any entity or entities directly or indirectly related to the following entities: Bob Evans’; IHOP; Denny’s; Perkin’s; Marie Calendar; Mimi’s; and Cracker Barrel.

The term “Restricted Period” means the period of time from the date of this Employment Agreement until one (1) year after the termination for any reason of Executive’s employment relationship with the Group or any successor thereto (whether pursuant to a written agreement or otherwise, including any Renewal Employment Period under this Employment Agreement).  The Restricted Period shall be extended for a period equal to any time period that Executive is in violation of Section 9.

(c)           Scope/Severability.  The parties acknowledge that the business of Parent and the Company is and will be international in scope and thus the covenants in this Section 9 would be ineffective if the covenants were to be limited to a particular geographic area.  If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in this Section 9 not fully enforceable, the other provisions of this Section 9, and this Employment Agreement in general, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Employment Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 9(b), and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances but not in excess of the territory provided for in Section 9(b)).

10.           Equitable Remedies.  Executive acknowledges and agrees that the agreements and covenants set forth in the Confidentiality, Inventions and Non-Solicitation Agreement and in Section 9 of this Employment Agreement are reasonable and necessary for the protection of Parent’s and the Company’s business interests, that irreparable injury will result to Parent and the Company if Executive breaches any of the terms of said covenants, and that in the event of

Executive’s actual or threatened breach of any such covenants, Parent and the Company will have no adequate remedy at law.  Executive accordingly agrees that, in the event of any actual or threatened breach by Executive of any of said covenants, Parent and the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages.  Nothing in this Section 10 will be construed as prohibiting Parent or the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of any damages that they are able to prove.

11.           Termination.  Notwithstanding anything in Section 2 of this Agreement to the contrary, Executive’s services shall terminate upon the first to occur of the following events:

(a)           Death.  The Employment Period will terminate immediately upon the death of Executive.  If the Employment Period is terminated pursuant to this Section 11(a), the Company shall have no further obligation to Executive (or his estate) except for salary, benefits and the Appreciation Payment accrued through the date of termination.

(b)           Due Cause.  The Company may terminate the Employment Period immediately upon written notice to Executive for Due Cause.  The following events will be deemed to constitute “Due Cause”:

(i)                                     Executive’s breach of any of Executive’s obligations under the Confidentiality, Inventions and Non-Solicitation Agreement, this Employment Agreement, the Equity Purchase Agreement, the Management Agreement or the Stockholders Agreement; or

(ii)                                  Executive’s neglect of, misconduct in connection with the performance of, or refusal to perform Executive’s duties in accordance with Section 3 of this Employment Agreement, which, in the case of neglect or refusal to perform, has not been cured to the Company’s good faith satisfaction within thirty (30) days after Executive has been provided written notice of the same; or

(iii)                               Executive’s engagement in any conduct which injures the integrity, character or reputation of the Company or which impugns Executive’s own integrity, character or reputation so as to cause Executive to be unfit to act in the capacity of CEO of the Company; or

(iv)                              the Board’s good faith determination that Executive has committed an act or acts constituting a felony, or other act involving dishonesty, disloyalty or fraud against the Company.

If the Employment Period is terminated pursuant to this Section 11(b), the Company shall have no further obligation to Executive except for salary and benefits accrued through the date of termination.

(c)           Permanent Disability.  The Company may terminate the Employment Period upon the Permanent Disability (as defined below) of the Executive.  For purposes of this Employment Agreement, the term “Permanent Disability” shall mean that Executive is unable to perform, by reason of physical or mental incapacity, the essential functions of his position for ninety (90) or more days in any one hundred twenty (120) day period.  The Board shall determine, according to the facts then available, whether and when a Permanent Disability has occurred.  Upon such termination, the Company shall have no further obligation to Executive (or his estate) except for salary, benefits and the Appreciation Payment accrued through the date of termination.

(d)           Termination by the Company without Due Cause.  The Company may terminate the Employment Period without Due Cause upon providing the Executive with written notice of such termination.  If the Employment Period is terminated pursuant to this Section 11(d), then Executive will be entitled to his salary, benefits and the Appreciation Payment accrued through the date of termination and will also be entitled to receive as severance pay the continuation of his Base Salary at the annual rate then in effect for a period of twelve (12) months following the termination of his employment (the “Severance Period”), payable in accordance with the Company’s payroll policy from time to time in effect.  Upon a termination under this Section 11(d), the Company may elect, within thirty (30) days of the termination of the Employment Period, to extend the duration of the Restricted Period for up to an additional twelve (12) month period by so notifying Executive.  If the Company elects to extend the duration of the Restricted Period, the amount of severance pay shall be increased by one-twelfth (1/12) of his Base Salary, at the annual rate then in effect, for each month by which the Restricted Period is extended (the “Additional Payment”).  If the Company does not elect to extend the duration of the Restricted Period, the Executive shall not be entitled to the Additional Payment and he or she shall continue to be bound by the original terms of the Restricted Period.  In addition, if the Executive elects COBRA continuation coverage, the Company shall pay for such coverage through the Severance Period at the same rate as it pays for health insurance coverage for its active employees (with the Executive required to pay for any employee-paid portion of such coverage).  Nothing herein provided, however, shall be construed to extend the period of time over which such COBRA continuation coverage otherwise may be provided to the Executive and/or his dependents.  Notwithstanding the above, Executive shall receive the amounts set forth in this Section 11(d) only if Executive is not in material breach of any of the provisions of the Confidentiality, Inventions and Non-Solicitation Agreement and Section 9 of this Agreement, and has complied with Section 11(f) of this Employment Agreement.  Notwithstanding anything herein to the contrary, if Executive is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, the payments described under this Section 11(d) shall be delayed by a period of six (6) months following Executive’s termination of employment so as not to subject the payments to any penalties and interest under Section 409A of the Code.

(e)           Voluntary Resignation by Executive.  Executive may terminate the Employment Period at any time for any reason upon thirty (30) days’ prior written notice.   If the Employment Period is terminated pursuant to this Section 11(e), the Company shall have no further obligation to Executive except for salary, benefits and the Appreciation Payment accrued through the date of termination; provided, however, that if Executive is terminating the Employment Period for Good Reason (as defined below), then Executive will be entitled to receive the severance benefits on the terms and subject to all of the conditions and rights as described in Section 11(d).  The following events will be deemed “Good Reason” for which Executive may terminate the Employment Period and receive the severance payments as set forth in Section 11(d):

(i)                                     a material diminution of the Executive’s responsibilities after written notice to the Company and a thirty (30) day opportunity to cure; or

(ii)                                  any material breach of this Employment Agreement on the part of the Company (including, but not limited to, any decrease in the Base Salary without the consent of the Executive, or relocation of Executive’s place of employment to a location that is greater than fifty (50) miles from the Denver, Colorado metropolitan area), after written notice to the Board, and a thirty (30) day opportunity to cure; provided, however, that Executive is not in material breach of any of the terms of this Employment Agreement.

A termination of employment by the Executive for Good Reason shall be effected by giving the Company written notice of the termination within thirty (30) days of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which the Executive relies.

(f)            General Release.  The receipt of any payment as set forth in Sections 11(d)-(e) above shall be contingent upon Executive’s execution of an agreement acceptable to the Company that (i) waives any rights the Executive may otherwise have against the Company and its Affiliates, (ii) releases the Company and its Affiliates from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment, and (iii) contains certain other obligations which shall be set forth at the time of the termination.  For purposes of this Employment Agreement, the term “Affiliates” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company including, without limitation, any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1404 of the Code.

(g)           Survival.  Termination of the Employment Period in accordance with this Section 11, or expiration of the Employment Period, will not affect the provisions of this Employment Agreement that survive such termination, including, without limitation, the provisions in the Confidentiality, Inventions and Non-Solicitation Agreement and in Section 9 of this Agreement, and will not limit either party’s ability to pursue remedies at law or equity.

12.           Executive Assistance.  Both during and after Executive’s employment with the Company, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive’s possession or control, and cooperate with the Company, as the Company may reasonably request (with due consideration to Executive’s business activities and obligations after the Employment Period), in connection with any litigation, claim, or other dispute in which the Company or any of its Affiliates is or may become a party.

13.           Effect of Prior Agreements.  This Employment Agreement, the New Management Agreement, the Stockholders Agreement, the Equity Purchase Agreement, and the Confidentiality, Inventions and Non-Solicitation Agreement contain the entire understanding among Parent, the Company and Executive relating to the subject matter hereof and supersede any prior employment agreement among Executive, Parent and the Company or other agreement relating to the subject matter hereof among Parent, the Company and Executive, including but not limited to (i) that certain letter agreement previously executed by the Company and Executive dated September 6, 2005 and (ii) the Management Agreement.  Executive agrees and acknowledges that he is entitled to no benefits or compensation and has no other rights against the Company, the Parent, and their Affiliates, except as otherwise set forth in this Employment Agreement and, to the extent any such benefits, compensation or rights are owed to him, expressly waives such benefits, compensation and rights; provided, however, that the Management Agreement shall continue to apply to the 725 shares of Common Stock vested thereunder as of the Effective Date and, provided further, that the remaining 2,176 shares of unvested Common Stock issued under the Management Agreement shall be repurchased by the Parent through a single sum payment of $9,857.28, to be paid to the Executive within thirty (30) days of the execution of this Agreement.

14.           Modification and Waiver.  This Employment Agreement may not be modified or amended, nor may any provisions of this Employment Agreement be waived, except by an instrument in writing signed by the parties. No written waiver will be deemed to be a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

15.           Severability.  If, for any reason, any provision of this Employment Agreement is held invalid, such invalidity will not affect any other provision of this Employment Agreement, and each provision will to the full extent consistent with law continue in full force and effect.  If any provision of this Employment Agreement is held invalid in part, such invalidity will in no way affect the rest of such provision, and the rest of such provision, together with all other provisions of this Employment Agreement, will, to the full extent consistent with law, continue in full force and effect.

16.           Notices.  Any notice, consent, waiver and other communications required or permitted pursuant to the provisions of this Employment Agreement must be in writing and will be deemed to have been properly given (a) when delivered by hand; (b) when sent by facsimile (with acknowledgment of complete transmission), provided that a copy is mailed by U.S. certified mail, return receipt requested; (c) three (3) days after sent by certified mail, return receipt requested; or (d) one (1) day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below:

If to the Company:

VICORP Restaurants, Inc.

c/o Wind Point Partners

Suite 3700

676 North Michigan Avenue

Chicago, Illinois  60611

Attn:       Michael Solot

Fax:         (312) 255-4820

With a copy to:

Sachnoff & Weaver, Ltd.

10 South Wacker Drive

40th Floor

Chicago, Illinois 60606

Attn:       Seth M. Hemming, Esq.

Fax:         (312) 207-6400

If to Executive:

Kenneth Keymer

6079 Olde Stage Rd.

Boulder, Colorado 80302

Each party will be entitled to specify a different address for the receipt of subsequent notices by giving written notice thereof to the other party in accordance with this Section 16.

17.           Third Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Employment Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Employment Agreement.

18.           Headings.  The headings and other captions in this Employment Agreement are included solely for convenience of reference and will not control the meaning and interpretation of any provision of this Employment Agreement.

19.           Governing Law; Arbitration.  This Employment Agreement has been executed in the State of Illinois, and its validity, interpretation, performance, and enforcement will be governed by the laws of such state, except with respect to conflicts of laws principles.  Except for disputes arising out of an alleged violation of the restrictive covenants set forth in the Confidentiality, Inventions and Non-Solicitation Agreement and in Section 9 of this Employment Agreement (collectively, the “Restrictive Covenants”), any controversy or claim arising out of or relating to any provision of this Employment Agreement shall be resolved by arbitration.  Further, as to any dispute arising out of an alleged violation of the Restrictive Covenants, Executive agrees and consents to submit to personal jurisdiction in the state of Illinois in any state or federal court of competent subject matter jurisdiction situated in Cook County, Illinois.  Executive further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of the Restrictive Covenants shall be in a state or federal court of competent subject matter jurisdiction situated in Cook County, Illinois.  In addition, the Executive waives any right to challenge in another court any judgment entered by such Cook County court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum.  With respect to any other dispute hereunder, the arbitration process shall be instigated by either party giving written notice to the other of the desire for arbitration and the factual allegations underlying the basis for the dispute.  The arbitration shall be conducted by such alternative dispute resolution service as is agreed to by the parties, or, failing such agreement within thirty (30) days after such dispute arises, by arbitrators selected as described below in accordance with the rules and procedures established by the

American Arbitration Association.  Only a person who is a practicing lawyer admitted to a state bar may serve as an arbitrator.  Each party shall select one arbitrator, and those arbitrators shall choose a third arbitrator; these arbitrators shall constitute the panel.  The American Arbitration Association rules for employment arbitration shall control any discovery conducted in connection with the arbitration.  The expenses of arbitration (other than attorneys’ fees) shall be shared as determined by arbitration.  Each side to the claim or controversy shall pay his or its own attorneys’ fees.  Any result reached by the panel shall be binding on all parties to the arbitration, and no appeal may be taken.  It is agreed that any party to any award rendered in such arbitration proceeding may seek a judgment upon the award and that judgment may be entered thereon by any court having jurisdiction.  The arbitration shall be conducted in Chicago, Illinois.

20.           Non-Assignability/Binding Effect.  The Executive acknowledges that the services to be rendered by him are unique and personal.  Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

21.           No Strict Construction.  The language used in this Employment Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any person.

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed by its duly authorized officer and Executive has signed this Employment Agreement, as of the date first above written.

VICORP RESTAURANTS, INC.

By:	/s/ Walter Van Benthuysen
Its:	Chairman

EXECUTIVE
/s/ Kenneth Keymer
Kenneth Keymer

EXHIBIT A

CONFIDENTIALITY, INVENTIONS AND NON-SOLICITATION AGREEMENT

In consideration of employment by VICORP Restaurants, Inc., a Colorado corporation, its successors or assigns (the “Company”) of Kenneth Keymer (“Executive”), it is understood and agreed as follows:

1.             Confidential Information.

(a)                                  Executive acknowledges that the Confidential Information (as defined below) constitutes a protectible business interest of the Company and its parent VI Acquisition Corp., a Delaware corporation (“Parent”) and covenants and agrees that at all times during the period of Executive’s employment, and at all times after termination of such employment, Executive will not, directly or indirectly, disclose, furnish, make available or utilize any Confidential Information other than in the course of performing duties as an employee of the Company.  Executive will abide by Company policies and rules as may be established from time to time by it for the protection of its Confidential Information.  Executive agrees that, in the course of employment with the Company, Executive will not bring to the Company’s offices nor use, disclose to the Company, or induce the Company to use, any confidential information or documents belonging to others.  Executive’s obligations under this Section 1.a. with respect to particular Confidential Information will survive expiration or termination of this Confidentiality, Inventions and Non-Solicitation Agreement (this “Agreement”), and Executive’s employment with the Company, and will terminate only at such time (if any) as the Confidential Information in question becomes generally known to the public other than through a breach of Executive’s obligations under this Agreement.

(b)                                 As used in this Agreement, the term “Confidential Information” means any and all confidential, proprietary or trade secret information, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is conceived or developed by Executive, applicable to or in any way related to: (i) the present or future business of Parent, the Company or any of their Affiliates (as defined below); (ii) the research and development of Parent, the Company or any of their Affiliates; or (iii) the business of any client or vendor of Parent, the Company or any of their Affiliates.  Such Confidential Information includes the following property or information of Parent, the Company and their Affiliates, by way of example and without limitation: trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings, algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, financial statements, profit margins and all information concerning existing or potential clients, suppliers or vendors.  Confidential Information of Parent and the Company also means all similar information disclosed to Parent or the Company by third parties which is subject to confidentiality obligations.  The term “Affiliates” means (i) all persons or entities controlling, controlled by or under common control with, Parent and/or the Company, (ii) all companies or entities in which Parent or the Company own an equity interest and (iii) all predecessors, successors and assigns of the those Affiliates identified in (i) and (ii).

2.             Return of Materials.  Upon termination of employment with the Company or at any other time as requested by the Company, and regardless of the reason for such termination or request, Executive will leave with, or promptly return to, the Company all documents, records, notebooks, magnetic tapes, disks or other materials, including all copies, in Executive’s possession or control which contain Confidential Information or any other information concerning Parent, the Company, any of their Affiliates or any of their respective products, services or clients, whether prepared by the Executive or others.

3.             Inventions as Sole Property of the Company.

(a)                                  Executive covenants and agrees that all Inventions (as defined below) shall be the sole and exclusive property of the Company.
(b)                                 As used in this Agreement, the term “Inventions” means any and all patents, copyrights, copyright designs, inventions, developments, discoveries, improvements, processes, software, source code, catalogues, prints, business applications, plans, works of authorship, concepts or ideas, or expressions thereof, whether or not subject to patents, copyright, trademark, trade secret protection or other intellectual property right protection (in the United States or elsewhere), and whether or not reduced to practice, conceived or developed by Executive while employed with the Company or within one (1) year following termination of such employment which relate to or result from the actual or anticipated business, work, research or investigation of Parent, the Company or any of their Affiliates or which are suggested by or result from any task assigned to or performed by Executive for Parent, the Company or any of their Affiliates.
(c)                                  Executive acknowledges that all original works of authorship which are made by him (solely or jointly) are works made for hire under the United States Copyright Act (17 U.S.C., et seq.).
(d)                                 Executive agrees to promptly disclose to the Company all Inventions, all original works of authorship and all work product relating thereto.  This disclosure will include complete and accurate copies of all source code, object code or machine-readable copies, documentation, work notes, flow-charts, diagrams, test data, reports, samples and other tangible evidence or results (collectively, “Tangible Embodiments”) of such Inventions, works of authorship and work product.  All Tangible Embodiments of any Invention, work of authorship or work product related thereto will be deemed to have been assigned to the Company as a result of the act of expressing any Invention or work of authorship therein.

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(e)                                  Executive hereby assigns to the Company (together with the right to prosecute or sue for infringements or other violations of the same) the entire worldwide right, title and interest to any such Inventions or works made for hire, and Executive agrees to perform, during and after employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in registering, recording, obtaining, maintaining, defending, enforcing and assigning Inventions or works made for hire in any and all countries.  Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and in Executive’s behalf and instead of Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Executive; this designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest.
(f)                                    Without limiting the generality of any other provision of this Section 3, Executive hereby authorizes the Company and each of its Affiliates (and their respective successors) to make any desired changes to any part of any Invention, to combine it with other materials in any manner desired, and to withhold Executive’s identity in connection with any distribution or use thereof alone or in combination with other materials.
(g)                                 Pursuant to the Illinois Employee Patent Act, Public Act 83-493, this Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of Parent or the Company was used and which was developed entirely on Executive’s own time, unless (1) the invention relates (a) to the business of Parent or the Company or (b) to Parent’s or the Company’s actual demonstrably anticipated research or development; or (2) the invention results from any work performed by Executive for Parent or the Company.
(h)                                 The obligations of Executive set forth in this Section 3 (including, but not limited to, the assignment obligations) will continue beyond the termination of Executive’s employment with respect to Inventions conceived or made by Executive alone or in concert with others during Executive’s employment with the Company and during the one (1) year thereafter, whether pursuant to this Agreement or otherwise.  These obligations will be binding upon Executive and Executive’s executors, administrators and other representatives.
4.                                       List of Prior Inventions.  All Inventions which Executive has made prior to employment by the Company are excluded from the scope of this Agreement.  As a matter of record, Executive has set forth on Annex I hereto a complete list of those Inventions which might relate to Parent’s or the Company’s business and which have been made by Executive prior to employment with the Company.  Executive represents that such list is complete.  If no list is attached, Executive represents that there are no prior Inventions.

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5.             Non-Solicitation.

(a)                                  Executive will not, during the term of Executive’s employment with the Company and for two (2) years thereafter (the “Restricted Period”), directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity:

i.              employ, engage or directly or indirectly solicit for employment or engagement any individual who is an employee of Parent, the Company or any of their Affiliates (or was an employee of any such entities during the year preceding such solicitation) or otherwise seek to adversely influence or alter such individual’s relationship with Parent, the Company or any of their Affiliates; or

ii.             directly or indirectly solicit or encourage any individual or entity that is, or was during the twelve-month period immediately prior to the termination of Executive’s employment with the Company for any reason, a customer or vendor of Parent or the Company to terminate or otherwise alter his or its relationship with Parent or the Company.

(b)                                 The Restricted Period shall be extended for a period equal to any time period that Executive is in violation of this Section 5.

6.                                 Equitable Remedies.  Executive acknowledges and agrees that the agreements and covenants set forth in this Agreement are reasonable and necessary for the protection of Parent’s and the Company’s business interests, that irreparable injury will result to Parent and the Company if Executive breaches any of the terms of said covenants, and that in the event of Executive’s actual or threatened breach of any such covenants, Parent and the Company will have no adequate remedy at law.  Executive accordingly agrees that, in the event of any actual or threatened breach by Executive of any of said covenants, Parent and the Company will be entitled to immediate injunctive and other equitable relief, without posting bond or other security and without the necessity of showing actual monetary damages.  Nothing in this Section 6 will be construed as prohibiting Parent or the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of any damages that they are able to prove.
7.                                 No Right to Employment.  No provision of this Agreement shall give Executive any right to continue in the employ of the Company or any of its Affiliates, create any inference as to the length of employment of Executive, affect the right of the Company or its Affiliates to terminate the employment of Executive, with or without cause, or give Executive any right to participate in any Executive welfare, pension or benefit plan or other program of the Company or any of its Affiliates.
8.                                 Modification and Waiver.  This Agreement may not be modified or amended except by an instrument in writing signed by the parties.  No term or condition of this Agreement will be deemed to have been waived, except by written instrument of the party charged with such waiver.  No such written waiver will be deemed to be a continuing waiver

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                                          unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
9.                                 Severability.  Executive acknowledges that the agreements and covenants contained in this Agreement are essential to protect Parent, the Company and their goodwill.  Each of the covenants in this Agreement will be construed as independent of any other covenants or other provisions of this Agreement.  It is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent.
10.                                 Notices. Any notice, consent, waiver and other communications required or permitted pursuant to the provisions of this Agreement must be in writing and will be deemed to have been properly given (a) when delivered by hand; (b) when sent by facsimile (with acknowledgment of complete transmission), provided that a copy is mailed by U.S. certified mail, return receipt requested; (c) three (3) days after sent by certified mail, return receipt requested; or (d) one (1) day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below:

If to the Company:

VICORP Restaurants, Inc.

c/o Wind Point Partners

Suite 3700

676 North Michigan Avenue

Chicago, Illinois  60611

Attn:       Michael Solot

Fax:         (312) 255-4820

With a copy to:

Sachnoff & Weaver, Ltd.

10 South Wacker Drive

40th Floor

Chicago, Illinois 60606

Attn:       Seth M. Hemming, Esq.

Fax:         (312) 207-6400

If to Executive:

Kenneth Keymer

6079 Olde Stage Rd.

Boulder, Colorado 80302

Each party will be entitled to specify a different address for the receipt of subsequent notices by giving written notice thereof to the other party in accordance with this Section 10.

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11.                                 Headings.  The headings and other captions in this Agreement are included solely for convenience of reference and will not control the meaning and interpretation of any provision of this Agreement.
12.                                 Governing Law.  This Agreement has been executed in the State of Illinois, and its validity, interpretation, performance, and enforcement will be governed by the laws of such state, except with respect to conflicts of laws principles.
13.                                 Binding Effect.  This Agreement will be binding upon and inure to the benefit of Executive, the Company, and their respective successors and permitted assigns.  The Company will be entitled to assign its rights and duties under this Agreement.
14.                                 No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any person.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has signed this Agreement, as of the date written below.

EXECUTIVE:

Date: May 9, 2007	/s/ Kenneth Keymer
Kenneth Keymer

VICORP RESTAURANTS, INC.

	By:	/s/ Walter Van Benthuysen
	Its:	Chairman

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